Exhibit 99.1

Enzo Biochem, Inc.
527 Madison Avenue
New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM REPORTS JURY DECLARES LIFE TECHNOLOGIES

INFRINGED COMPANY PATENTS AND AWARDS ENZO $48.6 MILLION

COURT TO DECIDE ADDITIONAL PRE-JUDGMENT AWARD

NEW YORK, NY, November 2, 2012 – Enzo Biochem Inc. (NYSE:ENZ) reported yesterday that the jury in the Enzo action entitled Enzo Biochem, Inc. et al. vs. Applera Corp. and Tropix Inc. in New Haven, CT Civil Action No. 3:04cv929 (JBA), has rendered its verdict that Applera Corp., now Life Technologies, Inc. (NASDAQ:LIFE), infringed Enzo’s patents covering pioneering technologies relating to compounds used in DNA sequencing systems to read the genetic code. The jury awarded $48.6 million in direct infringement penalties. In addition, a pre-judgment (interest) award will be awarded by the Court. Attorneys for Enzo estimate that the addition of the pre-judgment award should add additional recoveries of up to tens of millions of dollars. The jury also found that Life Technologies’ sequencing instruments induced its customers to infringe Enzo’s patent No. 5,449,767. The sales of such instruments are estimated to be $770 million. Enzo plans to seek damages based on the jury decision that the sale of Life Technologies’ sequencing instruments induced infringement of Enzo patents. Yale University was also a plaintiff.

Enzo expects that today’s decision will have a positive impact on the resolution of pending actions that Enzo brought in the U.S. Southern District Court in New York City, which involve additional defendants, patents and contract issues. Defendants in those suits include Amersham PLC, Amersham Biosciences, Roche Diagnostics, PerkinElmer, Inc., PerkinElmer Life Sciences, Inc, Molecular Probes, Inc.(now owned by Life Technologies), Orchid Cellmark, Inc. (now owned by Laboratory Corporation of America) and Affymetrix, Inc.

“We are obviously very gratified and pleased with the jury’s decision,” said Elazar Rabbani, Ph.D., Chairman and CEO of Enzo. “The technologies subject to the litigation helped pave the way for major developments in important areas in biological science and medicine. The case has taken eight years, but we have finally prevailed. It is a vindication of the investments we have made in developing and protecting our intellectual property.”

The trial resulted from a lawsuit initially filed by Enzo in June 2004, in the United States District Court for the District of Connecticut against Applera Corporation and its subsidiary Tropix Inc. charging them not only with patent infringement, but also with providing others with unauthorized and prohibited access to the patented products and technologies.

The inventions described in the patents cover compositions and methods for detecting and reading genetic materials. The applications for these inventions are diverse, ranging from detecting pathogens and human diseases, such as cancer, to decoding and analyzing the human genome.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and therapeutics through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2012. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:

For Enzo Biochem, Inc. Steven Anreder Anreder & Company 212-532-3232	Michael Wachs CEOcast, Inc. 212-732-4300

steven.anreder@anreder.com     or                             mwachs@ceocast.com